Exhibit 10.4
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (referred to herein as “this Agreement”) dated effective as of July 30, 2009 (the “Effective Date”), between Virtual Radiologic Corporation, a Delaware corporation (the “Company”), and Leonard C. Purkis (“Executive”).
Recitals
     WHEREAS, Executive is currently employed by the Company;
     WHEREAS, the Company desires to continue to employ Executive in the capacity of Chief Financial Officer and Treasurer, and Executive desires to continue to be employed by the Company in such capacity; and
     WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of Executive’s employment by the Company.
Agreement
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Position/Duties.
     (a) During the Employment Term (as defined in Section 2 below), Executive shall serve as the Chief Financial Officer and Treasurer of the Company. In this capacity Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Chief Executive Officer shall designate that are consistent with Executive’s position as Chief Financial Officer and Treasurer of the Company. Executive shall report to the Chief Executive Officer.
     (b) During the Employment Term, Executive shall devote substantially all of Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of Executive’s duties with the Company; provided the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board of Directors of the Company (the “Board”), serving on the board of directors or advisory boards of other companies; and (ii) managing Executive’s and Executive’s family’s personal investments so long as such activities do not materially interfere with the performance of Executive’s duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with Executive’s fiduciary duty to the Company or create any appearance thereof, Executive shall promptly resign from such other board of directors or advisory board after notice of the conflict is received from the Board.

     (c) Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries or affiliates, as the same may exist from time to time, and agrees that any amounts received from any such subsidiary or affiliate may be offset against the amounts due hereunder. In addition, it is agreed that the Company may assign Executive to one of its subsidiaries or affiliates for payroll purposes providing this does not change Executive’s role as the Chief Financial Officer and Treasurer of the Company.
2. Employment Term.
     Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7 hereof, ending on April 13, 2011 (the “Original Employment Term”); provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one (1) year periods (the “Additional Terms”), unless, at least thirty (30) days prior to the end of the Original Employment Term or the then current Additional Term, the Company or Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.
3. Base Salary.
     The Company agrees to pay Executive a base salary (the “Base Salary”) at an annual rate of Three Hundred Thousand Dollars ($300,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Executive’s Base Salary shall be reviewed and may be increased, but not decreased, from time to time by the Board (or a committee thereof). The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.
4. Incentive Bonus.
     During the Employment Term, Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with Executive’s position. Without limiting the foregoing, Executive shall have the opportunity to earn an annual target bonus (the “Annual Bonus”) of not less than fifty percent (50%) of Executive’s Base Salary, or such greater amount as may be provided in an annual bonus plan approved by the Board (or a committee thereof), contingent upon the Company’s achievement of financial and operating metrics to be annually determined by the Board (or a committee thereof), and upon the Executive’s achievement of individual performance goals recommended by the Chief Executive Officer and approved by the Board (or a committee thereof). Such annual incentive bonuses shall be paid to Executive within the sixty (60) day period following the close of the Company’s fiscal year.
5. Equity Incentives.
     (a) Discretionary Grants. At the sole discretion of the Board or any committee of the Board (the “Committee”) appointed to administer the Company’s Equity Incentive Plan, as may be amended from time to time, or any successor plan (any “Stock Plan”), Executive shall be eligible for grants of stock options and other equity awards of a level commensurate with Executive’s position and similar to other executives of the Company.
     (b) Change of Control. Notwithstanding any other provision of this Agreement, any Stock Plan or any equity award agreement, in the event of a Change in Control, all equity awards (including, but not limited to, any options and restricted stock grants made prior or subsequent to the date of this Agreement) shall fully vest and be immediately exercisable. For purposes of this Agreement, a “Change in Control” shall mean the first of the following events to occur:
     (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;
     (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;
     (iii) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but not more than 70%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);
     (iv) any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 30% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);
     (v) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or
     (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.
     For purposes of this definition, “Incumbent Directors” of the Company will mean any individuals who are members of the Board on the date of this Agreement and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).
6. Employee Benefits.
     (a) Benefit Plans. Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with Executive’s position, subject to satisfying any applicable eligibility requirements.
     (b) Paid Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to its senior executives, but in no event less than twenty (20) days (as prorated for partial years).
     (c) Perquisites. The Company shall provide to Executive all perquisites which other senior executives of the Company are generally entitled to receive.
     (d) Business and Entertainment Expenses. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of Executive’s duties hereunder.
7. Termination.
     Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
     (a) Disability. Upon written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to have performed each and every material duty of Executive’s employment under this Agreement due to a physical or mental injury, infirmity or incapacity for a period of 6 consecutive months in any 12-month period. The existence or nonexistence of a Disability shall be determined by the Board, acting reasonably and in good faith, taking into consideration the opinion of an independent physician selected by the Company and reasonably acceptable to Executive.
     (b) Death. Automatically on the date of death of Executive.
     (c) Cause. Immediately upon written notice by the Company to Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) Executive shall have been indicted for a felony;
     (ii) Executive shall have been convicted of (or plead “guilty” or “nolo contendre” to or been found guilty and not convicted of) any misdemeanor or summary offense involving fraud, theft, misrepresentation or moral turpitude or any other misdemeanor or summary offense that will, in the opinion of the Board, determined in good faith, adversely affect in any material respect the Company’s prospects or reputation or Executive’s ability to perform Executive’s obligations or duties to the Company or any of its subsidiaries; or
     (iii) The termination is evidenced by a resolution adopted in good faith by the Board concluding that Executive:
     (A) intentionally and continually failed substantially to perform Executive’s reasonably assigned duties with the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness or from the assignment to Executive of duties that would constitute Good Reason), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to Executive;
     (B) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of Executive’s employment shall be for Cause as set forth in this subsection (B) until (1) there shall have been delivered to Executive a copy of a written notice, signed by a duly authorized member of the Board, stating that the Board has determined that Executive has engaged in the conduct set forth in this subsection (B), and (2) Executive shall have been provided an opportunity to be heard by the Board;
     (C) willfully or repeatedly engaged in misconduct or gross negligence in the performance of Executive’s duties to the Company or any of its subsidiaries that has a material detrimental effect on the Company; or
     (D) committed an act of fraud, theft or dishonesty against the Company or any of its subsidiaries or any act or omission intended to result in the personal enrichment of Executive or Executive’s spouse, parents, siblings, or descendants (whether by blood or adoption and including stepchildren) or the spouses of such individuals in violation of law or of Executive’s duty of loyalty to the Company or its subsidiaries at the expense, directly or indirectly, of the Company or any of its subsidiaries.
     (iv) Notwithstanding anything in the foregoing to the contrary, if Executive has been terminated ostensibly for Cause because Executive has been indicted for a felony, and Executive is not convicted of, or does not plead guilty or nolo contendere to, such felony or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination without Cause as of the date of the termination; provided, however, that, any payments due hereunder shall be only paid after a final determination in such proceeding is reached.
     (d) Without Cause. Upon thirty (30) days’ written notice by the Company to Executive of an involuntary termination other than for Cause, death or Disability.

     (e) Good Reason. Upon written notice by Executive to the Company of a termination for Good Reason, unless such the events constituting the basis for Good Reason are corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Company that he intends to terminate his employment hereunder for Good Reason, and provided that any such notice is given within ninety (90) days of the occurrence of such Good Reason and Executive actually terminates employment within twelve (12) months of the occurrence of such Good Reason event. For purposes of this Agreement, “Good Reason” shall mean, without the consent of Executive, the occurrence of any of the following events:
     (i) any material reduction in Executive’s status, position(s), duties or responsibilities as an executive of the Company;
     (ii) any material reduction by the Company in Executive’s Base Salary, equity incentives, benefits or perquisites, or a material reduction by the Company in the bonus that Executive may earn in a given year, provided, however, that inability of the Company or the Executive to satisfy performance objectives under any bonus plan shall not constitute Good Reason;
     (iii) any material failure by the Company to comply with any of the material provisions regarding Executive’s Base Salary, bonus, equity incentive, benefits and perquisites and other benefits and amounts payable to Executive under this Agreement;
     (iv) a material change in the geographic location at which Executive must perform Executive’s services; or
     (v) any other material breach by the Company of its obligations hereunder.
     Executive’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason.
     (f) Without Good Reason. Upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
8. Consequences of Termination.
     Subject to Section 9, the following amounts and benefits shall be due to Executive following Executive’s termination of employment; provided, however, that no termination payments shall be payable hereunder if Executive has not returned to the Company all Company property used by Executive including without limitation any automobile, computer or laptop, cell phone, Blackberry or similar device.
     (a) Disability. Upon termination due to Disability, the Company shall pay or provide Executive (i) any unpaid Base Salary through the date of termination; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (items (i)-(iv) being the “Accrued Amounts”). The Accrued Amounts shall be paid to Executive within fifteen (15) days of the termination date.
     (b) Death. In the event the Employment Term ends on account of Executive’s death, Executive’s estate shall be entitled to any Accrued Amounts. The Accrued Amounts shall be paid to Executive within fifteen (15) days of notice of Executive’s death.
     (c) Termination for Cause or Without Good Reason. If Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by Executive without Good Reason, the Company shall pay to Executive any Accrued Amounts. The Accrued Amounts shall be paid to Executive within fifteen (15) days of the termination date.
     (d) Termination Without Cause or for Good Reason Other Than in Connection with a Potential Change of Control or Actual Change of Control. If Executive’s employment by the Company is terminated (1) by the Company other than for Cause, death or Disability, or if the Company provides notice of its intention not to renew pursuant to Section 2, or (2) by Executive for Good Reason, but excluding, in each case (1) and (2) any such termination in connection with a Potential Change of Control (as defined in Section 8(e)) or an actual Change in Control, then the Company shall pay or provide Executive with:
     (i) Accrued Amounts;
     (ii) The right to receive a pro-rata portion of Executive’s Annual Bonus for the performance year in which Executive’s termination occurs at the time that annual bonuses are paid to other senior executives, which pro-rata portion shall be determined by multiplying the amount Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365. For purposes of the foregoing, the amount the Executive would have received shall be determined pursuant to the Company’s bonus plan with respect to Company performance against criteria for the full fiscal year, and with respect to individual performance based upon the Board’s determination, in good faith, as to the extent of the Executive’s progress toward individual performance criteria through the time of termination;
     (iii) Continuation of the Executive’s then current Base Salary as if Executive’s employment continued for a period of twelve (12) months from the date of termination;
     (iv) A lump sum payment equal to twelve (12) times the monthly premium amount that the Company would have been required to pay for group life insurance and group long term disability insurance coverage if Executive had continued as an active employee of the Company, based on the premium amounts in effect at the Executive’s date of termination (including any known increase in such premiums); and
     (v) Subject to Executive’s timely election of any applicable continuation or conversion coverage and continued co-payment of premiums, continued participation for twelve (12) months in the Company’s group medical and/or dental plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination. To the extent such coverage cannot be provided under the Company’s group health and/or dental plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive not less frequently than monthly an amount equal to the amount the Company would have paid for such benefits on behalf of Executive if the benefits were provided to him as an employee. The continuation of health benefits under this subsection shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
     All benefits provided under Sections 8(d)(i) and (iv) shall be paid to Executive within fifteen (15) days of the termination date, subject to Section 9, as applicable.
     (e) Termination Without Cause or for Good Reason in Connection with a Potential Change of Control or Actual Change of Control. If Executive’s employment by the Company is terminated by (1) the Company other than for Cause, death or Disability, or if the Company provides notice of its intention not to renew pursuant to Section 2, or (2) by Executive for Good Reason, in each case (1) and (2) in connection with a Potential Change of Control or an actual Change of Control, then the Company shall pay or provide Executive with:
     (i) Subject to Section 9, as applicable, a lump sum payment, within fifteen (15) days of the termination date, equal to the sum of:
     (A) all Accrued Amounts,
     (B) twelve (12) months of Base Salary,
     (C) as compensation for cancellation of Executive’s then-current Annual Bonus opportunity, an additional 50% of annual Base Salary, and
     (D) twelve (12) times the monthly premium amount that the Company would have been required to pay for group life insurance and group long term disability insurance coverage if Executive had continued as an active employee of the Company, based on the premium amounts in effect at the Executive’s date of termination (including any known increase in such premiums); and
     (ii) Subject to Executive’s continued co-payment of premiums, continued participation for twelve (12) months in the Company’s group medical and/or dental plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive not less frequently than monthly an amount equal to the amount the Company would have paid for such benefits on behalf of Executive if the benefits were provided to him as an employee. The continuation of health benefits under this subsection shall reduce and count against Executive’s rights under COBRA.

     As used herein, a “Potential Change of Control” shall be deemed to have occurred if: (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (B) the Company or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (C) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.
     (f) Code Section 409A. Payment of amounts under this Section 8 are intended to comply with an exception to or exclusion from the requirements of Code Section 409A and this Agreement shall in all respects be administered in accordance with such intention; provided, however, if any payment is or becomes subject to the requirements of Code Section 409A, the Agreement as it relates to such payment is intended to comply with the requirements of Code Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. The payments to be made under Section 8 are intended to be exempt from the requirements of Code Section 409A because they are (i) non-taxable benefits, (ii) welfare benefits within the meaning of Treas. Reg. Sec. 1.409A-1(a)(5), (iii) short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4), or (iv) payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9). For purposes of the limitations under Code Section 409A, each payment under this Agreement shall be treated as a separate payment. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Code Section 409A. All reimbursements to be made under this Agreement that constitute deferred compensation subject to Code Section 409A shall be made in accordance with the requirements of Treas. Reg. Sec. 1.409A-3(i)(1)(iv). If, at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Code Section 409A, then any payment of an amount that is deferred compensation payable on account of a separation from service shall be suspended and not made until the first day of the calendar month following the end of the six (6) month period following Executive’s termination of employment.
     (g) Parachute Payments; Potential Reduction in Payments.
     (i) Any provision of any Stock Plan or any equity award agreement (including the limitations of Section 10.2 of the Equity Incentive Plan) relating to “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), shall not apply to any equity award granted, at any time, to the Executive unless the parties agree in writing to the contrary, including their express intent to override the substance and effect of this Section 8(g)(i).
     (ii) The following terms shall have the following meanings for purposes of this Section 8(g).
     (A) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
     (B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the

Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).
     (C) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.
     (D) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the Excise Tax if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(g)(iii).
     (iii) The Company’s current independent public accounting firm, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), shall determine whether any Payment would subject Executive to the Excise Tax as a result of a “change in ownership or control” of the Company (within the meaning of Section 1.280G-1 of the Department of the Treasury Regulations). In the event the Accounting Firm determines that any Payment would subject the Executive to the Excise Tax, then the Payments shall be reduced to the Reduced Amount if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Payments paid or payable under this Agreement (the “Agreement Payments”) were reduced to the Reduced Amount. Any reduction of the Payments shall be made in the following order: (1) options with an exercise price above the fair market value of the stock, provided the options give rise to a Payment; (2) pro rata among amounts that constitute deferred compensation under Code Section 409A; and (3) reduction of any remaining payments in the manner determined by the Accounting Firm.
     (iv) All determinations required to be made under Section 8(g)(iii) shall be made fifteen (15) business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company, and shall be accompanied by detailed supporting calculations provided both to the Company and Executive. The notice of Payment from the Company to the Accounting Firm shall occur no later than the date of the Payment. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or in the event that the Accounting Firm fails to make the determination required hereby for any reason (including the Company’s failure to provide the Accounting Firm of notice of the Payment as provided above), Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

     (v) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement should have been so paid or distributed (“Underpayment”). In the event that the Accounting Firm believes the Internal Revenue Service would have a 75% or greater probability of success based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive for an Overpayment, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
9. Release.
     Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if Executive delivers to the Company a general release of all claims of Executive occurring up to the release date in the form of Exhibit A hereto (with such insertions or changes therein as may be necessary in the reasonable opinion of counsel for the Company to make it valid and encompassing under applicable law). The Company shall provide such release to Executive within five (5) days of Executive’s termination of employment and Executive must deliver such executed release to the Company within twenty one (21) days of presentation thereof by the Company to Executive, or such other longer or shorter period as may be required by then applicable law.
10. Restrictive Covenants.
     (a) Confidentiality. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the Employment Term or at any time thereafter, any nonpublic proprietary or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliates that has been obtained by Executive during Executive’s employment by the Company or has been obtained pursuant to any consulting services provided by Executive to Company prior to Executive’s employment by the Company. For purposes of this Agreement, non-public proprietary information means information proprietary to the Company that is not generally known (including any “trade secret” within the meaning of the Economic Espionage Act of 1996, Title 18 U.S.C. §1839) about the Company’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which Executive obtains access, whether originated by him or by others, during the period that Executive is an employee of the Company (such period being referred to as the “Employment Period”) (whether prior to the Effective Date or thereafter), shall be presumed to be non-public proprietary information if it is so treated by the Company or if Executive has a reasonable basis to believe it to be such. The foregoing shall not apply to information to the extent that it (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
     (b) Non-solicitation. During the Employment Term and for the two year period thereafter, Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of or consultant to the Company or any of its subsidiaries or affiliates to leave such employment or engagement in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
     (c) Noncompetition. Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employment Term and for the two year period thereafter, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or its subsidiaries conducts business. This Section 10(c) shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code.
     (d) Non-disparagement. Neither Executive nor the Company (for purposes hereof, the Company shall mean the Company together with its executive officers and directors and not any other employees) shall make any public statements that disparage the other party, or in the case of the Company, its respective subsidiaries, affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 10(d).
     (e) Equitable Relief and Other Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     (f) Reformation. If it is determined by a court of competent jurisdiction in any state or other jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
     (g) Survival of Provisions. The obligations contained in this Section 10 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter.
11. Inventions and Other Intellectual Property.
     (a) Assignment of Inventions and Works Limitation of Assignment in Certain Cases. Executive acknowledges that Executive will exercise Executive’s inventive and creative abilities for the benefit of the Company. Executive therefore assigns and transfers to the Company Executive’s entire right, title and interest in and to all Inventions. Executive agrees that all such Inventions are the sole property of the Company. For purposes of this Agreement, “Inventions” shall include but not be limited to all ideas, improvements, designs and discoveries whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which relate in any manner to the business, work or research and development of the Company, its subsidiaries or affiliates, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company, its predecessors in interest or any related entity. The foregoing definition does not however, include an Invention for which no equipment, supplies, facility, or confidential information of the Company was used and that was developed entirely on Executive’s own time and that (i) does not directly relate to the Company’s business, research or development, or (ii) does not result from any work performed by Executive for the Company.
     Executive agrees that all Works are the sole property of the Company, and shall, to the extent possible, be considered works made for hire for Company within the meaning of Title 17 of the United States Code; provided, however, that if Executive is domiciled in California or if any of the Work is created in California, then such Work shall not be a work made for hire. If for any reason any Work is not deemed to be a work made for hire, then Executive assigns and transfers to the Company Executive’s entire right, title and interest in and to such Work, and Executive further waives all of Executive’s rights under the United States Copyright Act and under any other country’s copyright law, including any rights provided in 17 U.S.C. §§ 106 and

106A, for any and all purposes for which such Work and any derivative works thereof may be used, and any rights of attribution and integrity or any other “moral rights of authors” with respect to such Work and any derivative works thereof and any uses thereof to the full extent now or hereafter permitted by the laws of the United States of America or the laws of any other country. For purposes of this Agreement, “Works” shall include but not be limited to all copyrightable works created by Executive (whether solely by Executive or jointly with others) during the Employment Period, or any time thereafter, which relate in any manner to the business, work or research and development of the Company, its subsidiaries or affiliates, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company, its subsidiaries or affiliates.
     If any such assignment is invalid or ineffective for any reason, then Executive hereby grants Company a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in such Inventions and Works and any patents and copyrights (or other intellectual property or propriety registrations or applications) resulting therefrom.
     (b) Disclosure of Inventions, Works and Patents. Executive agrees that in connection with any Invention or Work:
     (i) Executive will disclose such Invention promptly in writing to the President, Chief Executive Officer or Board of the Company, in order to permit the Company to claim rights to which it may be entitled under this Agreement.
     (ii) Executive will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by this Article (“Assignable Invention”), and Executive will preserve any such Assignable Invention as confidential information of the Company.
     (iii) Executive will give to the relevant contact person at the Company a copy of such Work. Executive will, at the Company’s request, promptly execute a written assignment of title to the Company for any such Work.
     (iv) Upon request, Executive agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to the Employment Period in every reasonable way to obtain for its own benefit patents and copyrights for such Assignable Inventions and such Works in any and all countries, which Inventions and Works shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in such patents and copyrights.
     (c) Execution of Documents. In connection with this Section 11, Executive further agrees to execute, acknowledge and deliver to the Company or its nominee upon request (at its expense) all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such Assignable

Inventions and such Works in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, such Works, patents and copyrights, and to vest title thereto in the Company, or its nominee.
     (d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions and Works made or created by Executive (in the form of notes, sketches, drawings and other typical forms), which records shall be available to and remain the sole property of the Company at all times.
     (e) Prior Inventions. It is understood that all inventions, if any, patented or unpatented, which Executive made prior to Executive’s first day as an employee of or consultant or contractor to the Company, its predecessors in interest or any related entity (and which have not been otherwise assigned or transferred to the Company) are excluded from the scope of this Agreement.
     To preclude any possible uncertainty, Executive has set forth on Exhibit B attached hereto a complete list of all Executive’s prior inventions, if any, including numbers of all patents and patent applications, and a brief description of all unpatented inventions that are not the property of a previous employer or other person and which have not been otherwise assigned or transferred to the Company. Executive represents and covenants that the list is complete and that, if no items are on the list, Executive has no such prior inventions. Executive agrees to notify the Company in writing before Executive makes any disclosure or performs any work on behalf of the Company which appears to threaten or conflict with proprietary rights Executive claims in any invention or idea. In the event of Executive’s failure to give such notice, Executive agrees that Executive will make no claim against the Company with respect to any such inventions or ideas.
     (f) Trade Secrets and Intellectual Property of Others. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any noncompetition or non-solicitation agreement, or any agreement to keep proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to the Employment Period, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other person. Executive agrees not to enter into any agreement either written or oral in conflict herewith.
     (g) Non Infringement. Executive represents that the work product that Executive provides to the Company, including the Inventions and the Works, and Company’s use thereof in their indented manner: (a) do not and will not infringe or violate the copyright or trade secret rights of any other party; and (b) to the best of Executive’s knowledge, do not and will not infringe or violate the actual or prospective patent or trademark rights of any other party. If at any time during or after the Employment Period, Executive has reason to believe that the foregoing representation is no longer true, then Executive shall promptly inform Company of such belief and the reasons therefor.
     (h) Other Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.
12. Assignments.
     (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
     (b) The Company will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets or business of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
13. Notice.
     For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     If to Executive:
At the address (or to the facsimile number) shown on the records of the Company.
     If to the Company:
Virtual Radiologic Corporation
11995 Singletree Lane, Suite 500
Minneapolis, MN 55344
Attention: Chief Executive Officer
Fax: (952) 942-3361
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14. Section Headings; Inconsistency.
     The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15. Severability.
     The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16. Counterparts.
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17. Indemnification.
     The Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall cover Executive under directors and officers liability insurance during the Term and thereafter in the same amount and to the same extent as the Company covers its other officers and directors (if at all).
18. Governing Law and Venue.
     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles. Subject to Section 19, each party to this Agreement consents to the jurisdiction over it of the courts of the State of Minnesota in the City of Minneapolis, and the United States Courts in the District of Minnesota and agrees that any personal service of process may be made by registered or certified mail to the notice address as set forth in Section 13 hereof, and as the same may be changed from time to time as provided therein.
19. Arbitration.
     Any dispute or controversy arising under or in connection with this Agreement shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect in Minneapolis Minnesota before a panel of three (3) arbitrators who shall be knowledgeable in executive employment law, who shall be independent of, and have no ex parte communications with, the parties or their representatives, and who shall render written findings of fact, conclusions of law and order. In addition to any other inherent powers, arbitrators shall have the express powers to order a party to comply with or desist from breaching any of the terms of this Agreement. The determination of the arbitrators shall be final and binding upon the parties and may be entered as a final judgment in any court of competent jurisdiction. The parties shall equally share the costs of arbitration. Nothing herein, however, shall deprive a party of the right to seek equitable relief from the courts to restrain or enjoin the other from a breach this Agreement pending the empanelling of the arbitrators or their final determination.

20. Waiver and Modification.
     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
21. Entire Agreement.
     This Agreement together with all exhibits hereto merges all prior negotiations or agreements and sets forth the entire agreement of the parties hereto in respect of the subject of the matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
22. Withholding.
     The Company may withhold from any and all amounts payable under this Agreement such foreign, federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
23. Survival.
     The provisions of Sections 8, 9, 10, 11, 12, 13, 17, 18, 19, 22 and 23 shall survive termination of this Agreement for whatever reason.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

Virtual Radiologic Corporation

By:	/s/ Robert C. Kill
Name: Robert C. Kill
Its: President and Chief Executive Officer

EXECUTIVE

By:	/s/ Leonard C. Purkis

EXHIBIT A
FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE
     Virtual Radiologic Corporation, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as the “Company”) and                                          Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement and General Release as “Executive”) agree:
     1. Last Day of Employment. Executive’s last day of employment with the Company is [INSERT TERMINATION DATE]. In addition, effective as of [INSERT TERMINATION DATE], Executive resigns from Executive’s position as                                          of the Company and will not be eligible for any benefits or compensation after [INSERT TERMINATION DATE], other than as specifically provided in the employment agreement between the Company and Executive dated effective as of                                         , 20___ (the “Employment Agreement”), subject to Executive’s executing, delivering and not revoking Appendix 1 hereto. Executive further acknowledges and agrees that, after [INSERT TERMINATION DATE], Executive will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose and will not make any public statements relating to the Company, other than general statements relating to Executive’s position, title or experience with the Company, subject to the confidentiality provision under Section 10(a) of the Employment Agreement and in no event will Executive make any statements as an agent or representative of the Company. In addition, effective as of [INSERT TERMINATION DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable as set forth in Section 3 below.
     2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.
     3. Revocation. Executive may revoke this Agreement and General Release for a period of calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Virtual Radiologic Corporation and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered or mailed to the attention of the Chief Executive Officer, Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Minneapolis, MN 55344, or the Company’s then current regular business address, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of Minnesota, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

     4. General Release of Claims. Executive knowingly and voluntarily releases and forever discharges the Company from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against the Company, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Minnesota Civil Rights Act, as amended;

•	The Minnesota Minimum Wage Law, as amended;

•	Equal Pay Law for Minnesota, as amended;

•	Any other foreign, federal, state or local civil or human rights law or any other local, state, federal or foreign law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
Notwithstanding anything herein to the contrary, the sole matters to which this Agreement and General Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which Executive was entitled immediately prior to

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[INSERT TERMINATION DATE] with regard to Executive’s service as an officer of the Company; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (iii) Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive’s rights as a stockholder.
     5. No Claims Permitted. Executive waives Executive’s right to file any charge or complaint against the Company arising out of Executive’s employment with or separation from the Company before any foreign, federal, state or local court or any foreign, federal, state or local administrative agency, except where such waivers are prohibited by law. This Agreement and General Release, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.
     6. Affirmations. Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Company in any forum or form. Executive further affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in the Employment Agreement. Executive also affirms Executive has no known workplace injuries.
     7. Confidentiality; Cooperation; Return of Property. Executive agrees not to disclose any information regarding the circumstances surrounding the cessation of Executive’s employment, or the existence, terms, or conditions of this Agreement and General Release, to any person or entity whatsoever, including without limitation, any members of the media (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, or Internet media) or any Internet web page or “chat room,” or any other entity or person, with the exception of Executive’s spouse, accountant, tax advisor, and/or attorneys. Notwithstanding the aforementioned provision, nothing herein shall preclude Executive from divulging any information to any agency of the federal, state, or local government pursuant to an official request by such government agency or pursuant to court order (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Executive agrees to reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. The Company will reimburse Executive for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company. Executive represents that Executive has returned to the Company

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all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.
     8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Minnesota without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement and General Release, Executive and the Company affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
     9. Non-admission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.
     10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
     11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 10 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to him in connection with Executive’s decision to accept this Agreement and General Release.
     EXECUTIVE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
     EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
     HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SET FORTH IN THE EMPLOYMENT AGREEMENT,

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EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY.
     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Virtual Radiologic Corporation

By:

Its:

By:

Re: Agreement and General Release
Dear                     :
This letter confirms that on [INSERT DATE], I personally sent to you the enclosed Agreement and General Release. You have until [INSERT DATE] to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Regards,

Name:

Title:

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APPENDIX 1
Chief Executive Officer
Virtual Radiologic Corporation
11995 Singletree Lane, Suite 500
Minneapolis, MN 55344
Re: Agreement and General Release
Dear Sir or Madam:
On [INSERT DATE] I executed an Agreement and General Release between Virtual Radiologic Corporation and me. I was advised by Virtual Radiologic Corporation, in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.
More than seven (7) calendar days have expired since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of it. Therefore, in accordance with the terms of our Agreement and General Release, I request payment of the monies and benefits described in the Employment Agreement (as defined in the Agreement and General Release).

Regards,

Signed:

EXHIBIT B
TO
VIRTUAL RADIOLOGIC CORPORATION
EMPLOYMENT AGREEMENT
     Executive has indicated on this Exhibit all Inventions (as defined in the Employment Agreement) in which Executive owned any right or interest prior to time Executive became an employee of the Corporation. Executive agrees that any present or future Inventions not listed in this Appendix are subject to assignment under the attached Employment Agreement.

Brief Description of	Right, Title or Interest
Inventions	and Date Acquired